                               AMENDMENT NO. 4 TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT

Amendment No. 4, dated as of August 4, 2003 ("Amendment No. 4"), between Central
Bancorp,  Inc., a Massachusetts  corporation (the  "Company"),  and Register and
Transfer  Company as rights agent (the "Rights Agent").  Capitalized  terms used and not otherwise defined herein shall have the meanings ascribed thereto in the
Rights Agreement referenced below.

     WHEREAS,  the Company and the Rights Agent entered into a Rights Agreement, dated as of October  11,  2001 (as  restated  and  amended to date,  the "Rights
Agreement"); and

     WHEREAS,  the Company  desires to amend the Rights  Agreement in accordance with Section 5.4.

     NOW, THEREFORE,  in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 4, the parties hereby agree as follows:

     1. Definition of Acquiring Person.

     (a)The  definition  of  "Acquiring  Person" set forth in Section 1.1 of the
Rights  Agreement  shall be amended  by  inserting  in  paragraph  (i)  thereof, following the words "with respect to shares of Common Stock":

     (other than PL Capital,  LLC,  Financial  Edge Fund,  L.P.,  Financial-Edge
     Strategic Fund, L.P.,  Goodbody/PL Capital, L.P., Goodbody/PL Capital, LLC,
     Richard Lashley, John W. Palmer, Richard J. Fates and the Estate of Garrett
     Goodbody  during the  Standstill  Period as defined in the Agreement  dated
     August 4, 2003 among PL Capital, LLC, the Company and others)

     (b) The  definition of  "Acquiring  Person" set forth in Section 1.1 of the
Rights  Agreement  shall be amended  by  inserting  in  paragraph  (i)  thereof, following then words "during the three year period":

     (which  three year  period  shall be tolled  during the  Standstill  Period referenced above for those persons and entities subject to it)

     2. Full Force and Effect. This Amendment No. 4 shall be effective as of the date hereof.  Except as expressly  amended  hereby,  the Rights  Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     3.  Governing  Law.  This  Amendment No. 4 shall be deemed to be a contract made under the laws of the  Commonwealth of  Massachusetts  and for all purposes shall  be  governed  by and  construed  in  accordance  with  the  laws  of such
Commonwealth  applicable to contracts to be made and performed  entirely  within such Commonwealth.

     4.  Counterparts.  This  Amendment  No. 4 may be  executed in any number of counterparts and each of such  counterparts  shall for all purposes be deemed to be an original,  and all such counterparts shall together constitute but one and the same instrument.

                         (signatures on following page)

     IN WITNESS  WHEREOF,  the  Company  and the Rights  Agent have  caused this
Amendment No. 4 to be duly executed as of the day and year first above written.

                                            CENTRAL BANCORP, INC.

                                            By:/s/John D. Doherty
                                            Name:John D. Doherty
                                            Title:Chairman, President and
                                            Chief Executive Officer

                                            REGISTRAR AND TRANSFER COMPANY

                                            By:/s/William P. Tatler
                                            Name:William P. Tatler
                                            Title:Vice President